Exhibit 99.1

FOR IMMEDIATE RELEASE
September 6, 2023
MEDIA CONTACT: Fred Solomon
703-903-3861
Frederick_Solomon@freddiemac.com

Freddie Mac Announces Tender Offer for Any and All of Certain STACR Notes

McLean, Va. - Freddie Mac (OTCQB: FMCC) today announced that it has commenced a fixed-price cash tender offer (the “Offer”) for the purchase of any and all of the STACR® (Structured Agency Credit Risk) Notes listed in the table below (the “Notes”) beginning Wednesday, September 6, 2023. Certain of the Classes of Notes subject to the Offer were issued by the STACR Trust identified in the table below (each, a “Trust”). Freddie Mac is the holder of the owner certificate issued by each Trust and, as a result, the sole beneficial owner of each Trust.
Freddie Mac has engaged BofA Securities, Inc. and Wells Fargo Securities, LLC as lead dealer managers (the “Lead Dealer Managers”) and CastleOak Securities, L.P. as co-dealer manager (the “Co-Dealer Manager” and, collectively with the Lead Dealer Managers, the “Dealer Managers”) for the Offer. Freddie Mac is offering to purchase any and all of the Notes listed. The applicable Total Consideration to be paid by Freddie Mac to holders that tender Notes accepted for purchase pursuant to the Offer will be calculated based on the original principal amount of such tendered and accepted Notes, the applicable factor, and the applicable Tender Offer Consideration identified in the table below, plus any accrued and unpaid interest under the applicable Debt Agreement or Indenture upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 6, 2023 (as amended from time to time, the “Offer to Purchase”) and related Notice of Guaranteed Delivery dated September 6, 2023 (collectively with the Offer to Purchase, the “Offer Documents”). Capitalized terms used and not otherwise defined herein will have the meaning ascribed to such terms in the Offer to Purchase.
The tender offer period will commence on Wednesday, September 6, 2023, and expire at 5 p.m. New York City time on Tuesday, September 12, 2023 (the “Expiration Time”), unless extended. Holders must validly tender their Notes at or prior to the Expiration Time. Notes validly tendered may be withdrawn at any time at or prior to 5 p.m., New York City time, on Tuesday, September 12, 2023, unless extended by Freddie Mac, but not thereafter (except in certain limited circumstances where additional withdrawal rights are granted by Freddie Mac or otherwise required by law).
Holders whose Notes are purchased in the Offer will receive accrued and unpaid interest from the last interest payment date to, but not including, the Settlement Date (as defined in the Offer to Purchase) for the Notes. Freddie Mac expects the Settlement Date to occur on Thursday, September 14, 2023. Any Notes tendered using the Notice of Guaranteed Delivery and accepted for purchase are expected to be purchased on Friday, September 15, 2023, but payment of accrued interest on such Notes will only be made to, but not including, the Settlement Date.

Title of Security	STACR Trust (if applicable)	CUSIP Number	ISIN Number	Original Principal Amount	Tender Offer Consideration (per $1,000 original principal amount)
STACR 2017-DNA3 B-1	N/A	3137G0RJ0	US3137G0RJ09	$101,424,416	$1,099.38
STACR 2018-DNA1 B-1	N/A	3137G0UB3	US3137G0UB36	$79,854,653	$1,054.07
STACR 2018-DNA3 B-1	Freddie Mac STACR Trust 2018-DNA3	35563WBD5	US35563WBD56	$105,000,000	$1,090.60
STACR 2018-HQA1 B-1	N/A	3137G0UX5	US3137G0UX55	$93,650,000	$1,100.00
STACR 2018-HQA2 B-1	Freddie Mac STACR Trust 2018-HQA2	35563XBD3	US35563XBD30	$27,686,333	$1,107.50
STACR 2018-HRP2 M-3	Freddie Mac STACR Trust 2018-HRP2	35564ABF7	US35564ABF75	$341,340,000	$1,027.50
STACR 2019-DNA1 B-1	Freddie Mac STACR Trust 2019-DNA1	35563KBD1	US35563KBD19	$86,000,000	$1,118.44
STACR 2019-DNA2 B-1	Freddie Mac STACR Trust 2019-DNA2	35564LBD8	US35564LBD82	$73,000,000	$1,091.88
STACR 2019-DNA3 B-1	Freddie Mac STACR Trust 2019-DNA3	35564TBD1	US35564TBD19	$90,000,000	$1,055.32
STACR 2019-DNA4 B-1	Freddie Mac STACR REMIC Trust 2019-DNA4	35565ABD1	US35565ABD19	$74,000,000	$1,025.00
STACR 2019-HQA1 B-1	Freddie Mac STACR Trust 2019-HQA1	35563MBD7	US35563MBD74	$131,000,000	$1,093.44
STACR 2019-HQA2 B-1	Freddie Mac STACR Trust 2019-HQA2	35564MBD6	US35564MBD65	$125,000,000	$1,072.50
STACR 2019-HQA3 B-1	Freddie Mac STACR Trust 2019-HQA3	35564XBD2	US35564XBD21	$126,000,000	$1,040.63
STACR 2019-HQA4 B-1	Freddie Mac STACR REMIC Trust 2019-HQA4	35565CBD7	US35565CBD74	$53,000,000	$1,025.00
STACR 2019-HRP1 M-3	Freddie Mac STACR Trust 2019-HRP1	35564RBF0	US35564RBF01	$52,000,000	$1,017.50
STACR 2019-FTR2 B-1	Freddie Mac STACR Trust 2019-FTR2	35564WBD4	US35564WBD48	$42,000,000	$1,030.00
This announcement is neither an offer to buy nor a solicitation of offers to buy any of these securities. None of Freddie Mac, the Dealer Managers, or the Information Agent make any recommendation that any holder of the securities tender or refrain from tendering all or any portion of the original principal amount of such holder’s securities. Holders must make their own decisions whether to tender securities, and if so, decide on the original principal amount of securities to tender.
The Offer is being made only upon the terms and subject to the conditions set forth in the Offer Documents. Copies of the Offer Documents may be obtained on Freddie Mac’s website at https://capitalmarkets.freddiemac.com/crt/securities or from the Information Agent for the Offer, Global Bondholder Services Corporation’s website at https://www.gbsc-usa.com/FreddieMac, or by calling (212) 430-3774 or (855) 654-2015 (toll-free). Questions regarding the Offer may be directed to BofA Securities, Inc. at (980) 387-3907 or (888) 292-0070 (toll-free); Wells Fargo Securities, LLC at (704) 410-4756 or (866) 309-6316 (toll free); or Global Bondholder Services Corporation, as tender agent, at (212) 430-3774 or (855) 654-2015 (toll-free).
This announcement does not constitute an invitation to participate in the Offer in or from any jurisdiction in or from which, or to or from any person to or from whom, it is unlawful to make such Offer under applicable securities laws or otherwise. The distribution of materials relating to the Offer, and the transactions contemplated by the Offer, may be restricted by law in certain jurisdictions where it is legal to do so. The Offer is void in all jurisdictions where it is prohibited. If materials relating to the Offer come into your possession, you are required by Freddie Mac to inform yourself of and to observe all of these restrictions. The materials relating to the Offer do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the Offer be made by a licensed broker or dealer and a dealer manager or any affiliate of a dealer manager is a licensed broker or dealer in that jurisdiction, the Offer shall be deemed to be made by the dealer manager or such affiliate on behalf of Freddie Mac in that jurisdiction.
About Freddie Mac Single-Family Credit Risk Transfer
Freddie Mac’s Single-Family CRT programs transfer credit risk away from U.S. taxpayers to global private capital via securities and (re)insurance policies. We founded the GSE Single-Family CRT market when we issued our first Structured Agency Credit Risk (STACR®) notes in July 2013. In November 2013, we introduced our Agency Credit Insurance Structure® (ACIS®) program. Today, CRT serves as the primary source of private capital investment in residential mortgage credit. For specific STACR and ACIS transaction data, please visit Clarity, our CRT data intelligence portal.
About Freddie Mac
Freddie Mac’s mission is to make home possible for families across the nation. We promote liquidity, stability, affordability and equity in the housing market throughout all economic cycles. Since 1970, we have helped tens of millions of families buy, rent or keep their home. Learn More: Website | Consumers | Twitter | LinkedIn | Facebook | Instagram | YouTube

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